October 2009 Pricing Sheet dated October 23, 2009 relating to Preliminary Terms No. 196 dated September 24, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
PLUS based on the Value of the Dow Jones–UBS Commodity IndexSM due April 29, 2011
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – OCTOBER 23, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$12,458,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	October 23, 2009
Original issue date:	October 30, 2009 (5 business days after the pricing date)
Maturity date:	April 29, 2011
Underlying commodity index:	Dow Jones–UBS Commodity IndexSM
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,300 per PLUS (130% of the stated principal amount).
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	137.318, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	April 21, 2011, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617482HC1
ISIN:	US617482HC15
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$1,000	$17.50	$982.50
Total	$12,458,000	$218,015	$12,239,985
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.
“Dow Jones,” “UBS”, “Dow Jones–UBS Commodity IndexSM”, “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, and have been licensed for use for certain purposes by Morgan Stanley. The PLUS based on the Dow Jones-UBS Commodity Index, are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates, and none of Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the PLUS.
You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 196 dated September 24, 2009
Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008
the plus are not bank deposits and are not insured by the federal deposit insurance corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  furthermore, the plus will not be guaranteed by the federal deposit insurance corporation under the fdic’s temporary liquidity guarantee program.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.